                                  EXHIBIT 99.2

                             MESSAGE TO SHAREHOLDERS

         Compared to 2002, net sales for the second quarter increased 55% to $49.8 million putting year to date net sales at $78.9 million, a 59% gain. Net income for the quarter was 35 cents, a decline of 5 cents due primarily to the one time gain of a building sale in the second quarter of 2002.

         Sporting goods sales increased 13% to $26.4 million due mainly to the inclusion of one month's sales of the recently acquired North American Archery Group (now known as Bear Archery) and a full quarter of Murrey billiard sales. High year-end retail inventories resulted in lower purchases of some product categories, almost totally masking gains in the fitness and basketball product lines. Operating income, helped by Bear Archery, increased slightly, but was more than offset by increased interest and amortization expense. Now that the excess retail inventories are depleted, we believe that improved product placement will result in increased sales and income at Escalade Sports for our upcoming peak selling season and will minimize the effect of costs such as amortization and interest expense, even excluding the additional sales and income we expect from Bear.

         Sales of office and graphic art products increased 164% to $23.4 million due entirely to the inclusion of Schleicher International AG's net sales, which were helped by favorable exchange rates and solid market share gains. After excluding the building sale in 2002, Martin Yale's net income declined 10% due to the inclusion of a slight loss at Schleicher (which is a substantial improvement over 2002), softer domestic sales, and higher interest expense due to the Schleicher acquisition. During the quarter, Martin Yale completed its tender offer for Schleicher, acquiring just over 97% of all shares, and has now started a process that should result in ownership of 100% of the shares by the end of August 2003. Once wholly owned, we will convert Schleicher to a private company and we can then explore synergistic opportunities. The two companies have begun a sales co-operation that has already resulted in increased sales abroad and will result in increased domestic sales later this year.

         During the quarter, we discontinued the exploration of the new Hardwood Creek photo frame and gift line. The net result was a $47,000 gain for the quarter after selling the trademark and adjusting for inventory writeoffs and expenses.

         Escalade, Inc. increased its ownership in Sweden Table Tennis AB to 50% during the quarter. Including Escalade International, we now have two sporting goods joint ventures in Europe that have turned around and are in their second year of profitability. These two companies contributed 3 cents per share to our earnings this quarter.

         During the quarter, we acquired an additional 121,080 shares of our stock bringing year to date purchases to 126,080 shares at an average cost of $14.59 per share, leaving $1,161,000 of the $3,000,000 previously authorized capital available for repurchase of our shares through the open market or negotiated transactions as a means of continued enhancement of shareholder value.

Respectfully,

CW Reed
President & CEO

                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                (Unaudited, In Thousands, Except Per Share Data)

                                                                                                                TWELVE MONTHS
                                              THREE MONTHS ENDED              SIX MONTHS ENDED                      ENDED
                                           July 12,        July 13,        July 12,        July 13,        July 12,        July 13,
                                             2003            2002            2003            2002            2003            2002
                                          ---------       ---------       ---------       ---------       ---------       ---------

NET SALES                                 $  49,837       $  32,202       $  78,940       $  49,707       $ 184,688       $ 152,305

COSTS AND EXPENSES
    Cost of goods sold                       31,160          21,579          49,819          33,913         127,070         109,325
    Selling, and administrative costs        14,389           6,635          24,321          11,617          39,033          23,761
                                          ---------       ---------       ---------       ---------       ---------       ---------
        Total operating expenses             45,549          28,214          74,140          45,530         166,103         133,086
                                          ---------       ---------       ---------       ---------       ---------       ---------
OPERATING INCOME                              4,288           3,988           4,800           4,177          18,585          19,219

OTHER INCOME (EXPENSE)
    Interest expense                           (652)           (246)         (1,100)           (367)         (1,683)         (1,003)
    Other income (expense)                       11             326             (40)            151            (260)            (62)
    Amortization of goodwill                     --              --              --              --              --            (332)
                                          ---------       ---------       ---------       ---------       ---------       ---------
        Total other income (expense)           (641)             80          (1,140)           (216)         (1,943)         (1,397)
                                          ---------       ---------       ---------       ---------       ---------       ---------

INCOME BEFORE INCOME TAXES AND
    MINORITY INTEREST                         3,647           4,068           3,660           3,961          16,642          17,822
PROVISION FOR INCOME TAXES                   (1,399)         (1,465)         (1,403)         (1,426)         (5,782)         (6,360)
MINORITY INTEREST HOLDERS SHARE IN
    SUBSIDIARY NET LOSS                           6              --               4              --               4              --
                                          ---------       ---------       ---------       ---------       ---------       ---------
NET INCOME                                $   2,254       $   2,603       $   2,261       $   2,535       $  10,864       $  11,462
                                          =========       =========       =========       =========       =========       =========

PER SHARE DATA:
BASIC EARNINGS PER SHARE                  $    0.35       $    0.40       $    0.35       $    0.39       $    1.67       $    1.78
DILUTED EARNINGS PER SHARE                $    0.34       $    0.39       $    0.34       $    0.38       $    1.64       $    1.73
AVERAGE SHARES OUTSTANDING                    6,500           6,495           6,505           6,467           6,506           6,446


                      CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Unaudited, In Thousands)

                                             July 12, 2003        July 13, 2002     December 28, 2002

ASSETS
    Current assets                              $ 81,140            $ 52,379            $ 59,417
    Fixed assets                                  18,558              10,017               9,060
    Other assets                                  15,700              12,323              14,960
    Goodwill                                      17,791              13,351              13,351
                                                --------            --------            --------
        TOTAL                                   $133,189            $ 88,070            $ 96,788
                                                ========            ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities                         $ 52,049            $ 31,211            $ 32,376
    Other liabilities                             34,310              19,516              18,537
    Stockholders' equity                          46,830              37,343              45,875
                                                --------            --------            --------
        TOTAL                                   $133,189            $ 88,070            $ 96,788
                                                ========            ========            ========